As filed with the Securities and Exchange Commission on May 23, 2019

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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HEARTLAND FINANCIAL USA, INC.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	42-1405748 (I.R.S. Employer Identification No.)
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1398 Central Avenue
Dubuque, Iowa 52001
(Address of principal executive offices and zip code)
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Heartland Financial USA, Inc. Deferred Compensation Plan
(Full title of the plan)
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Bryan R. McKeag
Executive Vice President and Chief Financial Officer
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
(Name and address of agent for service)
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With copies to:

Michael J. Coyle Executive Vice President and Senior General Counsel Heartland Financial USA, Inc. 1398 Central Avenue Dubuque, Iowa 52001 (563) 589-2100	Jay L. Swanson Cam C. Hoang Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600
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(563) 589-2100
(Telephone number, including area code, of agent for service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☒	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Deferred Compensation Obligations	$40,000,000	100%	$40,000,000	$4,848

(1)
The Deferred Compensation Obligations are unsecured obligations of Heartland Financial USA, Inc. to pay up to $40,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Heartland Financial USA, Inc. Deferred Compensation Plan (the “Plan”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document containing information specified by Part I of this Form S-8 will be sent or given to participants in the Heartland Financial USA, Inc. Deferred Compensation Plan (the “Plan”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document is not being filed with the Commission but constitutes (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed by Heartland Financial USA, Inc. (“Heartland” or the “registrant”) with the Commission, are incorporated by reference in this registration statement:

(a)	Heartland’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2018;

(b)	Heartland’s Quarterly Report on Form 10‑Q for the quarter ended March 31, 2019; and

(c)	Heartland’s Current Report on Form 8‑K filed on January 16, 2019; April 29, 2019; and May 6, 2019.

All documents filed by Heartland pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents with the Commission; provided, however, that documents or information deemed to have been furnished to, rather than filed with, the Commission shall not be deemed incorporated by reference in this registration statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.    Description of Securities.

The deferred compensation obligations (the “Obligations”) represent unsecured obligations of the Heartland to pay deferred compensation from time to time in the future in accordance with the terms of the Plan.

The Plan is a nonqualified deferred compensation plan under which eligible employees (generally eligible executive officers or other highly compensated employees) may elect to defer all or a portion of eligible compensation (generally base salary, bonus and other approved cash or equity compensation).  Deferral elections generally must be made in the calendar year before the year in which the compensation is earned, provided that Heartland may also permit deferral elections (i) with respect to newly eligible participants who enter the Plan during a calendar year, within the first thirty days after eligibility, and (ii) with respect to certain other forfeitable or performance-based awards granted during a calendar year, during any other period established by Heartland that complies with section 409A of the Internal Revenue Code.  Heartland, in its discretion, may make additional contributions in such amounts and subject to such vesting terms as it determines.  Participant account balances are credited with investment earnings that are based on one or more notional investment funds, which may be selected by the participant from a menu made available by Heartland.   Although a “rabbi trust” has been established which holds assets that are used solely to pay benefits to Plan participants, there is no requirement to actually purchase these investments with trust assets. Participants do not have any preferential right to any assets in the rabbi trust or owned by Heartland.

When making a deferral election, a participant may also choose a payment schedule with respect to the Obligations.   Participants may schedule payments of the Obligations to commence upon specified dates and be paid over a period up to five years.  However, upon a participant’s intervening separation from service (other than for retirement) prior to a scheduled payment, payment of the participant’s unpaid balance will be completed no later than the calendar year following the year of separation.  In the case of a retirement (separation at or after age 62), the participant’s account balance may be paid in annual installments over a period not longer than ten years.

Participants will be unsecured general creditors of Heartland with respect to all Obligations owed to them under the Plan. The Plan is administered by the Compensation Committee of the Board, which may delegate specific duties to Heartland employees or other individuals or entities. The Board may amend or terminate the Plan at any time, provided that no amendment may reduce the vested balance of a participant accrued as of the date of the amendment.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.
Item 6.    Indemnification of Directors and Officers.

Heartland is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DCGL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney’s fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.
Article IX of Heartland’s Certificate of Incorporation, as Amended and Restated (the “Certificate of Incorporation”) provides that any director or officer of Heartland, and each person who serves at the request of Heartland as a director, officer or partner of another enterprise, shall be indemnified in accordance with, and to the fullest extent authorized by, the DGCL.
Article VIII of Heartland’s Bylaws provides that Heartland is required to indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary. Article VIII of the Bylaws also provides that Heartland may advance expenses to its directors and officers as incurred in connection with proceedings against them for which they may be indemnified.
Heartland also carries directors’ and officers’ liability insurance.

Article X of the Certificate of Incorporation provides that, to the full extent permitted by the DGCL, a director of Heartland shall not be liable to Heartland or its stockholders for monetary damages for breach of fiduciary duty as a director.
Item 7.    Exemption from Registration Claimed.

Not applicable.
Item 8.    Exhibits.

The list of exhibits is set forth under the “Exhibit Index” immediately preceding the signature pages hereto and is incorporated herein by reference.

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
EXHIBIT INDEX

4.1		Heartland Financial USA, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8‑K filed on May 6, 2019).

5.1	*	Opinion of Dorsey & Whitney LLP.

23.1	*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	*	Consent of KPMG LLP.

24.1	*	Power of Attorney.
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*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubuque, State of Iowa, on May 23, 2019.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Bruce K. Lee
Bruce K. Lee
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 23, 2019.

Signature	Title

/s/ Bruce K. Lee	President, Chief Executive Officer and Director (Principal Executive Officer and Duly Authorized Officer)
Bruce K. Lee

/s/ Lynn B. Fuller	Executive Operating Chairman and Director (Principal Executive Officer)
Lynn B. Fuller

/s/ Bryan R. McKeag	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Bryan R. McKeag

/s/ Janet M. Quick	Executive Vice President and Deputy Chief Financial Officer (Principal Accounting Officer)
Janet M. Quick

/s/ Mark C. Falb*	Director
Mark C. Falb

/s/ Thomas L. Flynn*	Director
Thomas L. Flynn

/s/ Jennifer K. Hopkins*	Director
Jennifer K. Hopkins

/s/ R. Michael McCoy*	Director
R. Michael McCoy

/s/ Susan G. Murphy*	Director
Susan G. Murphy

/s/ Kurt M. Saylor*	Director
Kurt M. Saylor

/s/ John K. Schmidt*	Director
John K. Schmidt

/s/ Martin J. Schmitz*	Director
Martin J. Schmitz

/s/ Duane E. White*	Director
Duane E. White

*
Michael J. Coyle, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the registrant pursuant to powers of attorney duly executed by such persons.

Dated:	May 23, 2019	By:	/s/ Michael J. Coyle
Michael J. Coyle Attorney-In-Fact Executive Vice President and Senior General Counsel